EXHIBIT 99.1

Monarch Casino & Resort Reports Second Quarter Record Net Revenue of $62.8 Million, Net Income of $9.3 Million and Record Adjusted EBITDA of $16.5 Million

RENO, Nev., July 24, 2019 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the quarter ended June 30, 2019, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Increase	2019	2018	Increase
Net revenue	$62,761	$59,909	4.8%	$121,501	$116,177	4.6%

Adjusted EBITDA(1)	16,519	15,909	3.8%	30,194	28,724	5.1%

Net income	$9,279	$9,239	0.4%	$16,294	$15,980	2.0%

Basic EPS	$0.52	$0.52	0.0%	$0.91	$0.90	1.1%
Diluted EPS	$0.50	$0.50	0.0%	$0.88	$0.86	2.3%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch delivered continued growth in the second quarter of 2019, with net revenue and adjusted EBITDA rising 4.8% and 3.8%, respectively, over the prior year. In particular, our financial performance in the quarter benefited from increased spend per visit across the business.

“Atlantis Casino Resort generated year-over-year net revenue growth in the second quarter as we continue to refine our guest experience in the healthy Reno market. While Atlantis’ EBITDA margin was impacted by higher payroll expenses and higher healthcare costs, the underlying performance of the property is strong and we expect to remain a prime beneficiary as the regional economy continues to expand.

“Monarch Casino Black Hawk grew both net revenue and adjusted EBITDA in the second quarter compared to the prior-year same period as we further increased our market share even as construction disruption continued at the property. Property-level net income and net income margin also improved on a year-over-year basis, despite $188 thousand in pre-opening expenses. Looking ahead, we expect pre-opening expenses to grow throughout the balance of the year as we prepare to open the new hotel tower and casino expansion later in 2019.

“As the transformation of Monarch Casino Black Hawk wraps up, we believe our positioning for long-term growth has never been stronger. We have been able to fund over half of the spending to date on the more than $400 million Black Hawk Casino project from operating cash flow, resulting in a leverage of below 2.2x, at the end of the second quarter of 2019. We expect to drive strong free cash flow growth as business at the new resort and expanded casino ramps up beginning in 2020. This is a very exciting time for the Company, our team and our guests.”

Summary of 2019 Second Quarter Operating Results
For the 2019 second quarter, consolidated net revenue of $62.8 million increased 4.8% from $59.9 million in the prior year. Casino revenue increased 5.4% year over year, food and beverage revenue grew 2.6% and hotel revenue rose 8.8%, as underlying trends across the Company’s business remain healthy.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2019 were $16.5 million compared to $16.2 million in the prior-year period, driven primarily by higher labor expense. As a percentage of net revenue, SG&A expenses decreased to 26.3% compared to 27.0% a year ago. Casino operating expense as a percentage of casino revenue decreased to 34.5% in the second quarter of 2019 compared to 34.9% in the second quarter of 2018 due to improved operational efficiency and revenue growth. Food and beverage operating expense as a percentage of food and beverage revenue increased to 79.6% during the second quarter of 2019 from 75.2% a year ago as a result of increased labor expense and higher cost of goods sold. Hotel operating expense as a percentage of hotel revenue increased to 39.1% in the second quarter of 2019 compared to 37.7% in the same period a year ago, primarily as a result of increased labor expense and a decline in cash occupancy.

The Company generated consolidated adjusted EBITDA of $16.5 million in the second quarter of 2019, an increase of $0.6 million, or 3.8%, over the same period a year ago. Net income for the second quarter of 2019 increased 0.4% and diluted EPS was unchanged, driven by an increase in federal income tax provision.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk:

$ in millions	Budget Cost	Total Spent Through June 30, 2019	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$27	$7 - $9	Exterior 3Q19 Interior 4Q19
Total Existing Facility	$110 - $112	$103	$7 - $9

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$201	$63 - $68	4Q19
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$262	$63 - $68
Total Cost	$430 - $442	$365	$70 - $77

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, and additional work to tie the two buildings together, that will be performed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

The general contractor of the Monarch Casino Black Hawk expansion project has informed the Company that it expects the first five floors of the new tower, which includes the expanded casino, restaurants and certain public areas, to be completed late in the third quarter or early in the fourth quarter of 2019, and the balance of the hotel tower and new amenities in the fourth quarter of 2019.

Credit Facility and Liquidity
Capital expenditures of $37.5 million in the second quarter of 2019 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital maintenance spending at both properties. Capital expenditures were funded from the Company’s operating cash flows as well as $22.0 million of borrowings against Monarch’s Amended Credit Facility during the quarter. The amount of borrowings outstanding on Monarch’s $250.0 million Amended Credit Facility as of June 30, 2019 was $132.5 million.

All $1.4 million in interest in the second quarter of 2019 was capitalized, compared to $406 thousand of interest capitalized and $42 thousand expensed in the second quarter of 2018.

Monarch continues to believe that its operating cash flow and the $116.9 million available under its Amended Credit Facility will be sufficient to fund all remaining costs related to both the completion of the Monarch Casino Black Hawk expansion and the Company’s ongoing capital expenditures for the Atlantis in Reno.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results (including pre-opening expenses and cash flow) with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor and negotiation of the GMP may involve disagreements between the parties, including potential disagreements over costs of and responsibility for delays and other construction related matters;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues
Casino	$32,836	$31,142	$61,812	$61,087
Food and beverage	17,993	17,541	35,685	34,479
Hotel	8,809	8,097	17,314	14,460
Other	3,123	3,129	6,690	6,151
Net revenues	62,761	59,909	121,501	116,177

Operating expenses
Casino	11,337	10,856	22,157	21,552
Food and beverage	14,321	13,196	28,319	26,290
Hotel	3,447	3,056	6,577	6,555
Other	1,634	1,565	3,214	3,110
Selling, general and administrative	16,506	16,152	32,958	31,337
Depreciation and amortization	3,695	3,738	7,298	7,430
Pre-opening expenses	188	-	624	-
Loss on disposition of assets	-	4	-	4
Total operating expenses	51,128	48,567	101,147	96,278
Income from operations	11,633	11,342	20,354	19,899

Other expenses
Interest expense, net of amounts capitalized	-	(42)	-	(122)
Total other expense	-	(42)	-	(122)

Income before income taxes	11,633	11,300	20,354	19,777
Provision for income taxes	(2,354)	(2,061)	(4,060)	(3,797)
Net income	$9,279	$9,239	$16,294	$15,980

Earnings per share of common stock
Net income
Basic	$0.52	$0.52	$0.91	$0.90
Diluted	$0.50	$0.50	$0.88	$0.86

Weighted average number of common shares and potential common shares outstanding
Basic	17,997	17,821	17,967	17,795
Diluted	18,666	18,569	18,643	18,556

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares)

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$26,526	$30,462
Receivables, net	6,404	6,740
Income taxes receivable	-	279
Inventories	3,700	3,692
Prepaid expenses	4,449	5,508
Total current assets	41,079	46,681
Property and equipment
Land	30,034	30,034
Land improvements	7,719	7,645
Buildings	193,235	193,235
Buildings improvements	26,019	25,995
Furniture and equipment	148,699	139,772
Construction in progress	246,670	180,518
Right of use assets	15,975	-
Leasehold improvements	3,782	3,782
	672,133	580,981
Less accumulated depreciation and amortization	(213,301)	(206,657)
Net property and equipment	458,832	374,324
Other assets
Goodwill	25,111	25,111
Intangible assets, net	2,121	2,704
Deferred income taxes	4,027	4,027
Other assets, net	2,011	2,280
Total other assets	33,270	34,122
Total assets	$533,181	$455,127
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,501	$11,182
Construction accounts payable	18,802	17,152
Accrued expenses	31,038	31,111
Income taxes payable	2,223	-
Short-term lease liability	802	-
Total current liabilities	64,366	59,445
Long-term lease liability	15,180	-
Long-term debt	132,510	94,500
Total liabilities	212,056	153,945
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 18,015,734 outstanding at June 30, 2019;
17,919,021 outstanding at December 31, 2018
Additional paid-in capital	32,411	30,111
Treasury stock, 1,080,566 shares at June 30, 2019; 1,177,279 shares at	(14,527)	(15,876)
December 31, 2018
Retained earnings	303,050	286,756
Total stockholders' equity	321,125	301,182
Total liabilities and stockholders' equity	$533,181	$455,127

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA (1)	$16,519	$15,909	$30,194	$28,724
Expenses:
Stock based compensation	(1,003)	(825)	(1,918)	(1,391)
Depreciation and amortization	(3,695)	(3,738)	(7,298)	(7,430)
Interest expense, net of amount capitalized	-	(42)	-	(122)
Gain (loss) on disposition of assets	-	(4)	-	(4)
Provision for income taxes	(2,354)	(2,061)	(4,060)	(3,797)
Pre-opening expenses	(188)	-	(624)	-
Net income	$9,279	$9,239	$16,294	$15,980

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock based compensation expense, other one-time charges, pre-opening expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.